Exhibit 99.1

Ligand Pharmaceuticals Announces Second Quarter Results

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO--(BUSINESS WIRE)--August 3, 2009--Ligand Pharmaceuticals Incorporated (NASDAQ:LGND) today announced financial results for the three and six months ended June 30, 2009 and provided an update on key programs.

Second Quarter Results

Total revenues from continuing operations for the three months ended June 30, 2009 were $7.6 million, compared with $4.8 million for the same period in 2008. The increase in revenues of $2.8 million is due to $4.7 million in collaboration revenues resulting from agreements acquired from Pharmacopeia as well as $0.9 million of license and milestone revenue. These increases were partially offset by a $2.8 million decrease in royalty revenues due to the change in the contractual royalty rate on AVINZA® from 15% to 5% that became effective in the fourth quarter of 2008.

Operating costs and expenses from continuing operations in the second quarter of 2009 were $12.7 million, compared with $10.9 million in the second quarter of 2008. Research and development expenses increased by $3.1 million for the second quarter of 2009, compared to the same period in 2008, primarily due to costs of servicing the collaboration agreements acquired from Pharmacopeia in December 2008. General and administrative expenses decreased by $1.7 million compared to the same period in 2008 primarily due to reduced legal costs. Additionally, during the second quarter of 2009, the Company recorded a write-off of acquired in-process research and development of $0.4 million as a result of adjustments related to the purchase price allocation for Pharmacopeia.

The total net loss in the second quarter of 2009 was $1.7 million, or $0.01 per share, compared with a net loss of $6.4 million, or $0.07 per share, in the comparable 2008 quarter. Loss from continuing operations in the second quarter of 2009 was $4.5 million, or $0.04 per share, compared with a loss from continuing operations of $4.9 million, or $0.05 per share, in the comparable 2008 quarter. Income from discontinued operations in the second quarter of 2009 was $2.8 million, or $0.03 per share, compared with a loss from discontinued operations of $1.5 million, or $0.02 per share, in the comparable 2008 quarter.

As of June 30, 2009, Ligand had cash, cash equivalents, short-term investments and restricted investments of $56.9 million.

“Ligand had a very productive second quarter. We saw new Phase III data announced by our partners, GSK and Wyeth, another Ligand-derived product named CONBRIZA received EU regulatory approval, additional cash milestone payments were collected and we entered a new license agreement for a Phase II program that could generate additional future royalties,” said John L. Higgins, President and Chief Executive Officer of Ligand. “Since the beginning of 2009, our partners have delivered numerous positive events and cash payments, operating expenses have decreased and we are making progress on our pipeline programs, notably with the initiation of our Phase I SARM trial. We are highly focused on driving value for shareholders through productive early stage research and generating potential future cash flow from our extensive roster of fully funded royalty partnerships.”

Year-to-Date Results

Total revenues for the six months ended June 30, 2009, were $17.1 million, compared with $9.7 million for the first six months of 2008. Operating costs and expenses for the first six months of 2009 were $30.0 million, compared with $28.2 million for the same period in 2008.

The net loss for the six months ended June 30, 2009, was $6.8 million, or $0.06 per share, compared with a net loss of $10.4 million, or $0.11 per share, for the same period in 2008.

Second Quarter and Recent Highlights

  July: Wyeth announced data in the journal, Fertility and Sterility, from a Phase III clinical study showing that the investigational compound bazedoxifene/conjugated estrogens (APRELA™) significantly reduced the frequency and severity of hot flushes and improved measures of vaginal atrophy when compared to placebo. Wyeth expects to file an initial NDA in the first half of 2010.
  July: Ligand and N.V. Organon mutually agreed to terminate the research collaboration under their collaboration and license agreement, which Ligand assumed in connection with its acquisition of Pharmacopeia. The termination is effective at the end of 2009. Pursuant to the termination agreement, the Company will continue to receive research funding through the end of 2009 and has the potential to earn future milestone payments on several programs at the time of termination. Ligand expects that certain costs required to service this agreement will be eliminated or reduced in 2010.
  June: Ligand initiated a Phase I clinical trial with LGD-4033, a next-generation selective androgen receptor modulator (SARM) designed to provide the benefits of androgen receptor stimulation on skeletal muscle and bone without the side effects of currently marketed androgens.
  June: Ligand entered into an exclusive license agreement with ParinGenix Inc. under which ParinGenix was granted exclusive license rights to three issued U.S. patents relating to certain desulfated heparin compounds. Pursuant to the license agreement, Ligand received an up-front payment of $350,000 and will receive a 3% royalty on net sales by ParinGenix.
  June: GSK presented new Phase III results for PROMACTA® for chronic idiopathic thrombocytopenic purpura (ITP) at the European Hematology Conference in Germany. Data from two long-term studies (RAISE – 197 patients and EXTEND – 144 patients) demonstrated that patients treated with PROMACTA experienced significant elevations in platelet counts, as well as a reduction in bleeding and bruising, compared with placebo. In addition, patients experienced a statistically significant improvement in quality of life. Patients treated with PROMACTA reported an increased vitality, reduced fatigue, and an increased ability to participate in the activities of daily living.
  May: Ligand presented DARA Phase IIb results at the American Society of Hypertension Annual Meeting. Both the 400 mg and 800 mg doses of DARA produced statistically significant better blood pressure control than irbesartan, a current standard of care.
  April: Wyeth received approval in the EU for CONBRIZA (the EU trade name for VIVIANT™) for the treatment of postmenopausal osteoporosis in women at increased risk of fracture. Ligand earned a $550,000 milestone payment, and is entitled to receive royalty payments on net sales of the product. Wyeth expects to launch CONBRIZA in the EU in 2010.

Operating Forecast and Financial Outlook

Affirming its previous 2009 revenue forecast, Ligand expects 2009 total revenue of $30 to $34 million, including approximately $9.0 million of non-cash deferred revenue, consisting of royalty payments from King Pharmaceuticals for sales of AVINZA and from GSK for sales of PROMACTA, revenue from collaboration agreements and potential milestone payments from existing corporate partners. For the remaining two quarters of 2009, the Company anticipates total operating costs will be between $23 million and $25 million, including non-cash expenses of approximately $4.0 million.

The Company currently projects to finish 2009 with more than $45 million in cash. For 2010, the Company currently forecasts that its operating expenses will be approximately $35 million and that revenues are projected to be at about the same level as forecasted expenses for 2010. This revenue outlook does not assume license or milestone payments from any potential new license agreements.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate via telephone please dial (877) 356-5578 from the U.S. or (706) 679-0565 from outside the U.S. A replay of the call will be available until September 3, 2009 at 5:30 p.m. Eastern time by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering passcode 21666759. Individual investors can access the live and archived Webcast through Ligand’s Web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with muscle wasting, frailty, hormone-related diseases, osteoporosis, inflammatory diseases, anemia, asthma, rheumatoid arthritis and psoriasis. Ligand's proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world’s largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, Pfizer and Wyeth Pharmaceuticals. With nine pharmaceutical deals and more than twenty different molecules in various stages of development, Ligand utilizes proprietary technologies for identifying drugs with novel receptor and enzyme drug targets.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not receive expected royalties on AVINZA® from King Pharmaceuticals, PROMACTA® from GSK or any other partnered products or from research and development milestones, and we may not be able to timely or successfully advance any product(s) in Ligand’s pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2009 or 2010, that Ligand will deliver strong cash flow over the long term, that Ligand’s 2009 revenues will be driven by royalty payments related to AVINZA and PROMACTA sales, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval in 2009 or later, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Royalties	$2,006	$4,804	$4,736	$9,678
Collaborative research and development and other revenues	5,588	—	12,328	—
Total revenues	7,594	4,804	17,064	9,678

Operating costs and expenses:
Research and development	9,470	6,377	19,824	13,542
General and administrative	2,831	4,551	9,755	14,650
Write-off of acquired in-process research and development	441	—	441	—
Total operating costs and expenses	12,742	10,928	30,020	28,192

Accretion of deferred gain on sale leaseback	(491)	(491)	(982)	(982)

Loss from operations	(4,657)	(5,633)	(11,974)	(17,532)

Other income (expense), net	181	(286)	17	115
Income tax benefit	—	1,030	—	2,811

Loss from continuing operations	(4,476)	(4,889)	(11,957)	(14,606)

Discontinued operations, net of taxes	2,808	(1,540)	5,173	4,244

Net income (loss)	$(1,668)	$(6,429)	$(6,784)	$(10,362)

Basic and diluted per share amounts:
Loss from continuing operations	$(0.04)	$(0.05)	$(0.11)	$(0.15)
Discontinued operations	0.03	(0.02)	0.05	0.04
Net income (loss)	$(0.01)	$(0.07)	$(0.06)	$(0.11)
Weighted average number of common shares	113,147,714	95,055,718	113,132,893	95,051,672

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30, 2009	December 31, 2008
Assets	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$55,510	$80,671
Accounts receivable, net	1,050	—
Other current assets	1,392	2,300
Current portion of co-promote termination asset	11,518	10,958
Total current assets	69,470	93,929

Property and equipment, net	10,459	12,903
Goodwill and other identifiable intangible assets	1,659	5,375
Long-term portion of co-promote termination asset	46,146	47,524
Restricted indemnity account	—	10,232
Other assets	1,442	1,485
	$129,176	$171,448

Liabilities and Stockholders' Deficit
Accounts payable and accrued liabilities	$22,945	$35,972
Allowance for loss on returns, rebates and chargebacks	1,275	9,590
Current portion of deferred gain	1,964	1,964
Current portion of co-promote termination liability	11,518	10,958
Current portion of equipment financing obligations	241	1,829
Current portion of deferred revenue	10,259	10,301
Total current liabilities	48,202	70,614
Long-term portion of equipment financing obligations	25	2,178
Long-term portion of co-promote termination liability	46,146	47,524
Long-term portion of deferred revenue	8,421	16,819
Long-term portion of deferred gain	22,310	23,292
Other long-term liabilities	7,987	9,041
Total liabilities	133,091	169,468
Common stock subject to conditional redemption	8,344	12,345
Stockholders' deficit	(12,259)	(10,365)
	$129,176	$171,448

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO
Erika Luib, Investor Relations
858-550-7896
or
Lippert/Heilshorn & Associates
Don Markley, 310-691-7100
dmarkley@lhai.com